UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2013 (March 21, 2013)

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Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2010 North Loop West, Suite 110 Houston, Texas	77018
(Address of principal executive offices)	(Zip Code)

(713) 682-6500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2013, the Board of Directors of Sionix Corporation (the "Company") appointed Joseph W. Autem as the Company’s Chief Financial Officer. Mr. Autem, 55, has served as a director of ViewCast Corporation, a public communications company, since January 1999 and is currently the chairman of its audit committee. He co-founded CFO Partners, a financial advisory firm, in September 2009 and is currently one of its Managing Partners.  Mr. Autem has also held CFO positions with companies in the investment, technology, manufacturing and oil and gas industries, including Rainwater, Inc., Natural Gas Partners, Broadcast.com and TieTek.  He also served as the President and a Director of Paralegals Plus, Inc., a temporary paralegal staffing firm which filed for bankruptcy in November 2008. Early in his career, Mr. Autem was in public practice with the national accounting firm Arthur Andersen. Mr. Autem holds a B.S. in Accounting from Pittsburg State University.

There is no family relationship between Mr. Autem and any of the Company's directors or executive officers and Mr. Autem has not had any transaction with the Company during the past fiscal year through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Mr. Autem will receive cash compensation in the amount of $80,000 per year in exchange for his services.

Item 8.01 Other Events

On March 21, 2013, the Company issued a press release announcing the appointment of Mr. Autem as its Chief Financial Officer. A copy of the press release is attached as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits
Exhibits:

(d) Exhibits:

99.1 Press release issued March 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2013

SIONIX CORPORATION

By:	/s/ Ken Calligar
Ken Calligar
Chief Executive Officer

Exhibit Index

Exhibit No. Description

99.1  Press release issued March 21, 2013.